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H. F. Ahmanson & Company and Subsidiaries
Statement of Computation of Income Per Share
Exhibit 11


     Common stock equivalents identified by the Company in determining its primary income per common share are stock options and stock appreciation rights. In addition, common stock equivalents used in the determination of fully diluted income per common share include the effect, when such effect is not anti-dilutive, of the 6% Cumulative Convertible Preferred Stock, Series D
which is convertible into 11.8 million shares of Common Stock at $24.335 per share of Common Stock.  The following is a summary of the calculation of income per common share:
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
                                                                Three Months Ended March 31,
                                                                -----------------------------
                                                                    1997             1996
                                                                ------------    -------------
                                                                    (dollars in thousands,
                                                                     except per share data)
Primary income per common share:

  Net income                                                    $   103,093     $     64,755
  Less accumulated dividends on preferred stock                      (8,408)         (12,608)
                                                                -----------     ------------
  Net income attributable to common shares                      $    94,685     $     52,147
                                                                ===========     ============
  Weighted average number of common shares outstanding          100,729,719      113,992,699
  Dilutive effect of outstanding common stock equivalents         1,579,219          788,817
                                                                -----------     ------------
  Weighted average number of common shares as adjusted for
    calculation of primary income per share                     102,308,938      114,781,516
                                                                ===========     ============
  Primary income per common share                               $      0.93     $       0.45
                                                                ===========     ============


Fully diluted income per common share:

  Net income                                                    $   103,093     $     64,755
  Less accumulated dividends on preferred stock                      (4,095)          (8,295)
                                                                -----------     ------------
  Net income attributable to common shares                      $    98,998     $     56,460
                                                                ===========     ============
  Weighted average number of common shares outstanding          100,729,719      113,992,699
  Dilutive effect of outstanding common stock equivalents        13,238,371       12,659,199
                                                                -----------     ------------
  Weighted average number of common shares as adjusted for
    calculation of fully diluted income per share               113,968,090      126,651,898
                                                                ===========     ============
  Fully diluted income per common share                         $      0.87     $       0.45
                                                                ===========     ============
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